Exhibit (h)(4)

CION INVESTMENT CORPORATION

UP TO 100,000,000 SHARES OF COMMON STOCK,

$0.001 PAR VALUE PER SHARE

(a Maryland corporation)

FORM OF FOLLOW-ON SELECTED DEALER AGREEMENT

(Selected Dealer Name and Address)

Date:

Ladies and Gentlemen:

CION Securities, LLC, d/b/a ICON Investments (the “Dealer Manager”), entered into an exclusive Follow-On Dealer Manager Agreement, dated as of __________ __, 2015 (the “Dealer Manager Agreement”), with CION Investment Corporation, a Maryland corporation, that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “Company”), and CION Investment Management, LLC, a Delaware limited liability company (the “Adviser”), pursuant to which the Dealer Manager agreed to use its best efforts to solicit subscriptions in connection with the follow-on public offering (the “Offering”) of up to 100,000,000 additional shares of the Company’s common stock, par value $0.001 per share (the “Offered Shares”), on a continuous basis, for an initial purchase price of $10.45 per share (subject to adjustment and, in certain circumstances, to discounts based upon the volume of shares purchased and other exceptions), with a minimum initial investment of $5,000 in Offered Shares, commencing on the Effective Date (as defined below).  Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings ascribed to such terms in the Dealer Manager Agreement.

In connection with the performance of the Dealer Manager’s obligations under Section 7 of the Dealer Manager Agreement, the Dealer Manager is authorized to retain the services of securities broker-dealers (the “Selected Dealers”) that are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) to solicit subscriptions for Shares in connection with the Offering.  You are hereby invited to become a Selected Dealer and, as such, to use your best efforts to solicit subscribers for the Shares, in accordance with the following terms and conditions of this follow-on selected dealer agreement (this “Agreement”):

1.           Registration Statement.

A registration statement on Form N-2 (File No. 333-______), including a preliminary prospectus, has been prepared by the Company and was filed with the Securities and Exchange Commission (the “SEC”) on __________ __, 2015, in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations of the Commission promulgated thereunder (the “Securities Act Rules and Regulations”) for the registration of the Offering. The Company has prepared and filed such amendments thereto and such amendments and supplements to the prospectus as may have been required to the date hereof, and will file such additional amendments and supplements thereto as may hereafter be required. The registration statement on Form N-2 and the prospectus contained therein, as finally amended at the date the registration statement is declared effective by the Commission are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus,” except that (i) if the Company files a post-effective amendment to such registration statement, then the term “Registration Statement” shall, from and after the declaration of the effectiveness of such post-effective amendment by the SEC, refer to such registration statement as amended by such post-effective amendment, and the term “Prospectus” shall refer to the amended prospectus then on file with the SEC, and (ii) if the prospectus filed by the Company pursuant to Rule 497 of the Securities Act Rules and Regulations shall differ from the prospectus on file at the time the Registration Statement or the most recent post-effective amendment thereto, if any, shall have become effective, then the term “Prospectus” shall refer to such prospectus filed pursuant to Rule 497, as the case may be, from and after the date on which it shall have been filed.  As used herein, the terms “Registration Statement,” “preliminary Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein. As used herein, the term “Effective Date” shall refer to later of (i) the applicable date upon which the Registration Statement or any post-effective amendment thereto is or was first declared effective by the SEC; or (ii) the applicable date upon which the SEC otherwise approves the Registration Statement or any post-effective amendment thereto for use in connection with the Offering.

2.           Effectiveness of this Agreement.

This Agreement shall become effective upon the Registration Statement becoming effective under the Securities Act or such later date as the undersigned has executed this Agreement. Upon the effectiveness of this Agreement, the undersigned dealer will become one of the “Selected Dealers” referred to in the Dealer Manager Agreement and is referred to herein as “Selected Dealer.” Selected Dealer agrees that solicitation and other activities by it hereunder shall comply with, and shall be undertaken only in accordance with, the terms of the Dealer Manager Agreement, the terms of this Agreement, the Securities Act, the Securities Act Rules and Regulations, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable rules and regulations promulgated thereunder (the “Exchange Act Rules and Regulations”), the blue sky survey notifying the Dealer Manager and the Selected Dealer that the Offered Shares are qualified for sale or that such qualification is not required (the “Blue Sky Survey”), and the FINRA Conduct Rules (including, without limitation, Rules 2010, 2090, 2111, 2310, 2340, 2420, 3310 and 5141.)

3.           Representations, Warranties and Covenants of Selected Dealer.

Selected Dealer hereby represents, warrants and covenants as of the date this Agreement is executed and as of the date any Subscription Agreement is forwarded to the Dealer Manager or the Company as follows:

(a)          Qualification of Selected Dealer and its Representatives. Selected Dealer hereby represents, warrants and covenants that it is (i) a member in good standing of FINRA and (ii) registered as a securities broker-dealer in those jurisdictions wherein its members, or its associated persons, will offer or sell the Offered Shares. Selected Dealer also represents, warrants and covenants that it will only permit members of, or persons associated with, it to offer or sell Offered Shares if such persons are duly registered or licensed by, and in good standing with, FINRA and those jurisdictions wherein they will offer or sell Offered Shares. Selected Dealer also certifies that it will promptly advise the Dealer-Manager of any pending, threatened or current civil or administrative proceedings during the Offering Period involving alleged violations of rules, laws or regulations. Selected Dealer also hereby certifies that it is qualified in those jurisdictions indicated on Exhibit A attached hereto.

(b)           Compliance with Laws. Selected Dealer hereby represents, warrants and covenants that it will comply in all material respects with all applicable requirements of (a) the Securities Act, the Securities Act Rules and Regulations, the Exchange Act Rules and Regulations and all other federal regulations applicable to the Offering, (b) all applicable State securities or blue sky laws and regulations in effect from time to time, and (c) the rules of FINRA applicable to the Offering in effect from time to time and including, without limitation, FINRA Conduct Rules 2010, 2090, 2111, 2310, 2340, 2420, 3310 and 5141. The Selected Dealer will not offer the Offered Shares for sale in any jurisdiction unless and until it has been advised that the Offered Shares are either registered in accordance with, or exempt from, the securities and other laws applicable thereto.

(c)          Investor Suitability. Selected Dealer hereby represents, warrants and covenants that no member of, or person associated with, Selected Dealer shall offer or sell Offered Shares in any jurisdiction except to investors who satisfy the investor suitability and minimum investment requirements under the most restrictive of the following: (i) applicable provisions of the Prospectus, (ii) the laws of the jurisdiction of which such investor is a resident, and (iii) FINRA rules and regulations and FINRA Conduct Rules 2111 and 2310, in particular. Specifically, Selected Dealer agrees to ensure that, in recommending the purchase or sale of the Offered Shares to an investor, each member of, or person associated with, Selected Dealer shall have reasonable grounds (as required by FINRA Conduct Rules 2111 and 2310(b)(2)(B)(i)) to believe, on the basis of information obtained from the investor (and thereafter maintained in the manner and for the period provided in such FINRA Rules) concerning his or her age, investment objectives, other investments, financial situation and needs, and any other information known to such member of, or person associated with, Selected Dealer, after due inquiry that (A) the investor is or will be in a financial position appropriate to enable him or her to realize to a significant extent the benefits described in the Prospectus, including the tax benefits to the extent they are a significant aspect of the Company; (B) the investor has a fair market net worth sufficient to sustain the risks inherent in an investment in the Offered Shares in the amount proposed, including complete loss, and lack of liquidity, of such investment; (C) an investment in the Offered Shares is suitable in type and amount for such investor; and (D) such person has either: (1) a minimum annual gross income of $70,000 and a minimum net worth (exclusive of home, home furnishings and automobiles) of $70,000; or (2) a minimum net worth (determined with the foregoing exclusions) of $250,000 and meets the higher suitability standards, if applicable, imposed by the State in which the investment by such investor is made.

(d)           Recordkeeping. Selected Dealer further represents, warrants and covenants that it will: (i) require each member of, or person associated with, Selected Dealer to make diligent inquiry as to the suitability and appropriateness of an investment in the Offered Shares from each proposed investor, (ii) require a representation of the investor that the investor is investing for the investor’s own account or, in lieu of such representation, information indicating that the investor for whose account the investment was made met the suitability standards, (iii) retain in its records for a period equal to the longer of (A) six years from the date of the applicable sale of Offered Shares or (B) five years from the end of the Offering Period (or such longer period as is provided in Section 11 hereof), and (iv) make available to the Dealer Manager and the Company, upon request (and upon Selected Dealer’s receipt of an appropriate document subpoena from one of the following, to representatives of the SEC, FINRA and applicable State securities administrators) documents disclosing the basis upon which the determination as to suitability was reached as to each purchaser of the Offered Shares pursuant to a subscription solicited by Selected Dealer, whether such records relate to accounts which have been closed, accounts which are currently maintained, or accounts hereafter established. Selected Dealer agrees to obtain and to forward to the Company any representation letters or related documents, if any, as are set forth in the Subscription Agreement. Selected Dealer shall not purchase any Offered Shares for a discretionary account without obtaining the prior written approval of its customer and his or her signature on a Subscription Agreement.

(e)          Due Diligence; Adequate Disclosure. By signing below and signing each Subscription Agreement, Selected Dealer or an authorized representative thereof hereby acknowledges (or reaffirms, in the latter case) that, prior to entering into this Agreement, Selected Dealer satisfied itself that it has reasonable grounds to believe, based upon information and other relevant materials made available by the Company, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluation of an investment in the Offered Shares (as is provided in FINRA Conduct Rules 2111 and 2310(b)(3)(A), (B) and (C)). In determining the adequacy of the disclosed facts, Selected Dealer shall obtain information on material facts relating at a minimum to the following, if relevant in view of the nature of the Company: (i) items of compensation; (ii) physical properties; (iii) tax aspects; (iv) financial stability and experience of the Company; (v) the Company’s conflicts and risk factors; and (vi) appraisals and other pertinent reports. Selected Dealer further acknowledges that it did not, and may not, rely upon the investigation conducted by the Dealer Manager as dealer-manager (because of the Dealer Manager’s affiliation with the Company) or by any other Selected Dealers, unless in the latter case all of the conditions set forth in FINRA Conduct Rule 2310(b)(3)(C) have been met.

(f)          Compliance with FINRA Rules. Selected Dealer also hereby agrees, represents and covenants that it will require each member of, or person associated with, Selected Dealer to inform any prospective purchaser of Offered Shares, prior to his or her subscription for Offered Shares, of all pertinent facts relating to the limited liquidity and marketability of an investment in the Offered Shares during the term of the investment (as provided in FINRA Conduct Rule 2310(b)(3)(D)). Selected Dealer also hereby agrees to fully comply with all pertinent sections of FINRA Conduct Rules 2010, 2090 and 2111.

(g)          Delivery of the Prospectus in Connection with the Sale of Offered Shares. Selected Dealer hereby represents, covenants and agrees that no representative of Selected Dealer shall sell, and Selected Dealer shall not endorse and forward any Subscription Agreement to signify the completion of a subscription for, any Offered Shares unless, in connection therewith, the proposed purchaser of such Offered Shares has received a current copy of the Prospectus at or prior to the time that such person has signed his or her Subscription Agreement. Selected Dealer acknowledges and agrees that such proposed purchaser shall not be admitted to the Company and Offered Shares issued until the later of (i) the next succeeding Closing Date or (ii) five business days after the date such proposed purchaser received a copy of the Prospectus (which shall be determined by the Company by the date on which such proposed purchaser signed the Subscription Agreement).

(h)          Compliance with Rule 15c2-8 of the Exchange Act. Selected Dealer hereby (i) represents that neither it nor any person associated with Selected Dealer solicited customers’ orders for Offered Shares prior to the Effective Date; (ii) represents and agrees to take all reasonable steps to make available a copy of the final Prospectus relating to the Offered Shares to each person associated with Selected Dealer who is expected, after the Effective Date, to solicit customer orders for Offered Shares prior to the making of any such solicitation by such associated persons; and (iii) agrees that neither Selected Dealer, nor any person associated with it, will furnish Prospectuses to any person in any State (A) listed as not cleared on the “Blue-Sky Survey” of the Dealer Manager or (B) in which Selected Dealer or any person associated with it who solicits offers to buy or offers to sell Offered Shares is not currently registered; provided, however, that this provision is not to be construed to relieve Selected Dealer from complying with the requirements of Section 5(b)(1) and (2) of the Securities Act. Selected Dealer shall furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Exchange Act. Selected Dealer hereby acknowledges that Prospectuses shall not be furnished by it or any person associated with Selected Dealer to any prospective investor while the Registration Statement is subject to an examination, proceeding or stop order pursuant to Section 8 of the Act.

(i)          Compliance with Title III of PATRIOT Act. With respect to Selected Dealer’s customers or any customers solicited by persons associated with Selected Dealer that purchase Offered Shares, Selected Dealer hereby represents and agrees to comply with relevant provisions applicable to securities broker-dealers of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001) (the “PATRIOT Act”), as well as FINRA Conduct Rule 3310 setting forth minimum standards for Anti-Money Laundering (“AML”) Programs of broker-dealers. These minimum standards require Selected Dealer to have implemented a written AML Program reasonably designed to (i) detect traces of suspicious financial transactions, (ii) achieve compliance with the Bank Secrecy Act regulations, (iii) provide for independent testing, (iv) designate an AML Compliance Officer, and (v) provide for ongoing training. Title III of the PATRIOT Act, 31 U.S.C. §§ 5311, et seq., is referred to as the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act”). Among other applicable requirements under the Money Laundering Abatement Act, Selected Dealer agrees to comply with Section 312 regarding due diligence requirements, Section 313 regarding correspondent account prohibitions, Section 314 regarding financial institution cooperation, Section 319(b) regarding domestic and foreign bank records production, Section 326 regarding customer identification standards (as described in greater detail in Section 3(j) of this Agreement), Section 352 regarding anti-money laundering compliance program components, and Section 356 regarding suspicious activity reporting requirements. Upon request by the Dealer Manager at any time, Selected Dealer will (i) furnish a written copy of its AML Program to the Dealer Manager for review, and (ii) furnish a copy of the findings and any remedial actions taken in connection with its most recent independent testing of its AML Program.

(j)           Customer Identification Procedures (“CIP”). Selected Dealer hereby represents, warrants and certifies, pursuant to Section 326 of the PATRIOT Act, that it has implemented reasonable CIP to (i) verify and identify customers who open new accounts, (ii) maintain records of the information retrieved from the customer, including the name, address and other identifying information, and (iii) consult lists of known or suspected terrorists or terrorist organizations to determine if the potential investor appears on any such list and will provide the Dealer Manager with annual re-certification of such implementation to the extent reasonably requested by the Dealer Manager. Selected Dealer has executed and delivered the Anti-Money Laundering Compliance Certificate attached hereto as Exhibit B.

(k)          Approved Sales Literature. Approved Sales Literature (as defined below) shall, to the extent required, have been submitted to, reviewed by and approved by the appropriate regulatory agencies, and categorized as either: (a) “Broker/Dealer Use Only” educational materials, which are, for purposes of this Agreement, materials prepared for or by the Company for the sole purpose of educating Selected Dealer in preparation to solicit sales of Offered Shares and shall not be used with members of the general investing public (“B/D Use Only Approved Sales Literature”) or (b) “Investor” sales materials, which are, for purposes of this Agreement, materials prepared for or by the Company and may be used by Selected Dealer with members of the general investing public (“Investor Use Approved Sales Literature” and, together with B/D Use Only Approved Sales Literature, the “Approved Sales Literature”). Selected Dealer hereby represents, warrants and covenants that it and its associated persons shall (i) not use any sales materials in connection with the solicitation of purchasers of the Offered Shares except Approved Sales Literature; (ii) not use any B/D Use Only Approved Sales Literature with members of the general investing public; and (iii) to the extent the Company provides Investor Use Approved Sales Literature, not use such Investor Use Approved Sales Literature unless accompanied or preceded by the Prospectus, as then currently in effect, and as may be supplemented in the future. Selected Dealer will not publish, circulate or otherwise use any other advertisement or solicitation material in connection with the Offering without the Dealer Manager’s express prior written approval.

(l)          Prospectus Delivery. Selected Dealer will:  (i) deliver a Prospectus, as then supplemented or amended, to each person who subscribes for Offered Shares at least five business days prior to the tender of such person’s subscription agreement (the “Subscription Agreement”); (ii) promptly comply with the written request of any person for a copy of the Prospectus, as then supplemented or amended, during the Offering Period; and (iii) deliver to any person, in accordance with applicable law or as prescribed by any State securities administrator, a copy of any prescribed document included within or incorporated by reference in the Registration Statement and any amendments and supplements thereto during the course of the Offering.

(m)        Selected Dealer will not send or provide supplements to the Prospectus or any Investor Use Approved Sales Literature to any investor unless it has previously sent or provided a Prospectus and all supplements thereto to that investor or has simultaneously sent or provided a Prospectus and all supplements thereto with such Prospectus supplement or Investor Use Approved Sales Literature.

(n)        Selected Dealer will not give or provide any information or make any representation other than those contained in the Prospectus. The Selected Dealer will not (a) show or give to any investor or prospective investor or reproduce any material or writing that is supplied to it by the Company bearing a legend denoting that it is not to be used in connection with the sale of the Offered Shares to members of the public, including any B/D Use Only Approved Sales Literature; or (b) show or give to any investor or prospective investor in a particular jurisdiction any material or writing that is supplied to it by the Company if such material bears a legend denoting that it is not to be used in connection with the sale of Offered Shares to members of the public in such jurisdiction.

(o)          Selected Dealer agrees that neither it nor any salesperson or registered representative under its control shall, directly or indirectly, pay or award any finder’s fees, commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchase of Offered Shares; provided, however, that this provision shall not prohibit the normal sales commission payable to any properly licensed person for selling Offered Shares. In addition, Selected Dealer agrees not to receive any rebates or give-up or participate in any reciprocal business arrangements (other than the securities distribution arrangements specified in the Prospectus) that would violate any restriction on the Company contained in the Prospectus.

(p)          Selected Dealer may wish to incorporate the use of electronic signatures when offering shares to customers of Selected Dealer. This may include the use of electronic signatures by: customers signifying their intent to purchase shares; the selling registered representative; and, supervisory personnel signifying principal approval of such transactions.

Selling Dealer hereby represents, warrants and covenants that it will comply in ALL material respects with applicable requirements of: FINRA, the SEC, the Electronic Signatures in Global and National Commerce Act (ESIGN); the Uniform Electronic Transactions ACT (UETA), Uniform Commercial Code, Sections 8 & 9 and applicable States statues, laws and rules.

The parties agree that it is reasonable for Dealer Manager to rely upon the representations of Selected Dealer, that Selected Dealer has developed written supervisory procedures in regard to its use of electronic signatures including requirements relating to disclosure and consent, that such signatures will be authenticated, that such electronic records will be safeguarded from loss or destruction and that such records will be provided to Dealer Manager upon written request.

The parties further agree that it is reasonable for Dealer Manager to rely upon an electronic signature as evidence of Selling Dealer’s review, acceptance and approval of each client application or Subscription Agreement.

4.           Submission of Orders; Right to Reject Orders.

(a)          Subject to certain individual State requirements as described in the Prospectus, Offered Shares may be sold only to investors who initially purchase a minimum of $5,000 in Offered Shares.  With respect to Selected Dealer’s participation in any resales or transfers of the Offered Shares, Selected Dealer agrees to comply with any applicable requirements set forth in Section 3 and to fulfill the obligations pursuant to Rule 2310 of the FINRA Conduct Rules.

(b)          Payments for Offered Shares shall be made by checks payable to “CION Investment Corporation.” Selected Dealer shall promptly forward each fully completed and executed copy of the Subscription Agreement, as signed by each investor and countersigned by a supervisory representative of Selected Dealer, together with the related subscription payment to:

Regular Mail:	Overnight:

ICON Capital, LLC	ICON Capital, LLC
c/o DST Systems	c/o DST Systems
P.O. Box 219476	430 West 7th Street
Kansas City, MO 64121-9476	Kansas City, MO 64105
Tel: (800) 343-3736

Each Subscription Agreement and related subscription payment shall be forwarded by Selected Dealer to ICON Capital, LLC at the address specified above no later than noon of the next business day after receipt from Selected Dealer’s customer by any member of, or person associated with, Selected Dealer of such payment, unless such Subscription Agreement and payment are first forwarded to another of Selected Dealer’s offices for internal supervisory review (which shall take place within the aforementioned time period), in which event such other office shall complete its review and forward such Subscription Agreement and payment to the address listed above no later than noon of the next business day after its receipt thereof. Notwithstanding the foregoing, any investor’s check not properly completed as described above shall be promptly returned to such investor not later than the next business day following Selected Dealer’s receipt of such check. The Dealer Manager will return directly to Selected Dealer any Subscription Agreement that is not accepted by the Company together with the related subscription payment within two business days of Dealer Manager’s receipt of same for Selected Dealer’s prompt return of same to its customer. Unless and until an event requiring a refund occurs, an investor will have no right to withdraw his or her subscription payment from escrow. The Company has reserved the unconditional right to refuse to accept, in whole or in part, any subscription and related payment and to refuse to accept as an investor any person for any reason whatsoever or no reason.

The Company will continue to accept subscriptions for additional Offered Shares during the remainder of the Offering Period and to admit as stockholders investors whose subscriptions are accepted. Such admissions will take place from time to time as shall be determined by the Company, with the anticipation that Closing Dates will occur as frequently as weekly, but not less frequently than twice each month, and promptly following the end of the Offering Period or earlier termination of the Offering.

(c)          All orders, whether initial or additional, are subject to acceptance by and shall become effective upon confirmation by the Company or the Dealer Manager, each of which reserve the right to reject any order in its sole discretion for any or no reason.  Orders not accompanied by the required instrument of payment for Offered Shares may be rejected.  Issuance and delivery of an Offered Share will be made only after a sale of an Offered Share is deemed by the Company to be completed in accordance with Section 8.5 of the Dealer Manager Agreement.  If an order is rejected, cancelled or rescinded for any reason, then Selected Dealer will return to the Dealer Manager any selling commissions or Dealer Manager fees previously paid with respect to such order and, if Selected Dealer fails to return any such selling commissions, the Dealer Manager shall have the right to offset amounts owed against future commissions or dealer manager fees due and otherwise payable to Selected Dealer (it being understood and agreed that such right to offset shall not be in limitation of any other rights or remedies that the Dealer Manager may have in connection with such failure).

5.           Compensation.

(a)          Subject to the terms and conditions set forth herein and in the Dealer Manager Agreement and, subject to the volume discounts and other special circumstances described or otherwise provided in the “Plan of Distribution” section of the Prospectus, the Company shall pay to Selected Dealer a selling commission of up to 7.0% of the gross proceeds from the Offered Shares sold by it and accepted and confirmed by the Company. The Dealer Manager shall receive a Dealer Manager Fee of 3% of the gross offering proceeds.

(b)          Notwithstanding the foregoing, it is understood and agreed that no commission shall be payable with respect to (i) particular Offered Shares if the Dealer Manager or the Company rejects a proposed subscriber’s Subscription Agreement, (ii) particular Offered Shares sold through an investment advisory representative also securities registered with the Selected Dealer who is paid on a fee-for-service basis by the investor, (iii) the purchase of Offered Shares by an officer, director or employee of the Company, the Adviser or their respective affiliates, (iv) the purchase of Offered Shares by a Selected Dealer or any of its associated persons purchasing for its own account or their IRAs or qualified plans, or (v) for Offered Shares purchased through the Company’s distribution reinvestment plan.

(c)          The Dealer Manager may, in its sole discretion and contingent upon the completion of a separate Training and Education Agreement, re-allow a portion of the Dealer Manager Fee received by it to Selected Dealer up to a maximum of 1.5% of the gross proceeds of the Offered Shares sold, which reallowance, if any, shall be determined by the Dealer Manager in its sole discretion based upon factors including, but not limited to, the number of shares sold by Selected Dealer, the assistance of such Selected Dealer in marketing the Offering and due diligence expenses incurred.  The Dealer Manager may, in its sole discretion, request the Company to reimburse, Selected Dealer for reasonable accountable bona fide due diligence expenses; provided, that such expenses have actually been incurred, are supported by detailed and itemized invoices provided to the Company and the Company had given its prior written approval of incurrence of such expenses.

(d)          Certain marketing expenses such as for Selected Dealer conferences may be advanced to Selected Dealer and later deducted from the portion of the Dealer Manager Fee re-allowed to that Selected Dealer.  If the Offering is not consummated, Selected Dealer will repay any such advance to the extent not expended on marketing expenses.  Any such advance shall be deducted from the maximum amount of the Dealer Manager Fee that may otherwise be re-allowable to Selected Dealer.  Notwithstanding anything herein to the contrary, Selected Dealer will not be entitled to receive any portion of the Dealer Manager Fee that would cause the aggregate amount of selling commissions, dealer manager fees and other forms of underwriting compensation (as defined in accordance with applicable FINRA rules) received by the Dealer Manager and all Selected Dealers to exceed 10.0% of the gross proceeds raised from the sale of Offered Shares in the Offering.

6.           Blue Sky Qualification.

(a)          The Dealer Manager will inform Selected Dealer as to the jurisdictions in which the Dealer Manager has been advised by the Company that the Offered Shares have been qualified for sale or are exempt under the respective securities or “blue sky” laws of such jurisdictions; but the Dealer Manager has not assumed and will not assume any obligation or responsibility as to Selected Dealer’s right to act as a broker and/or dealer with respect to the Offered Shares in any such jurisdiction. Selected Dealer agrees that Selected Dealer will not make any offers or sell any Offered Shares except in States that the Dealer Manager may advise Selected Dealer that the Offered Shares have been qualified or are exempt and in which Selected Dealer is legally qualified to make offers and further agrees to assure that each person to whom Selected Dealer sells Offered Shares (at both the time of the initial purchase as well as at the time of any subsequent purchases) meets any special suitability standards that apply to sales in a particular jurisdiction, as described in the Blue Sky Survey and the Subscription Agreement.  Neither the Dealer Manager nor the Company assume any obligation or responsibility in respect of the qualification of the Offered Shares covered by the Prospectus under the laws of any jurisdiction or Selected Dealer’s qualification to act as a broker and/or dealer with respect to the Offered Shares in any jurisdiction. The Blue Sky Survey that has been or will be furnished to Selected Dealer indicates the jurisdictions in which it is believed that the offer and sale of Offered Shares covered by the Prospectus is exempt from, or requires action under, the applicable blue sky or securities laws thereof, and what action, if any, has been taken with respect thereto.

(b)          It is understood and agreed that under no circumstances will Selected Dealer, as a Selected Dealer, engage in any activities hereunder in any jurisdiction in which Selected Dealer may not lawfully so engage or in any activities in any jurisdiction with respect to the Shares in which Selected Dealer may lawfully so engage unless Selected Dealer has complied with the provisions hereof.

7.           Dealer Manager’s Authority. Subject to the Dealer Manager Agreement, the Dealer Manager shall have full authority to take such action as it may deem advisable with respect to all matters pertaining to the Offering or arising thereunder. The Dealer Manager shall not be under any liability to Selected Dealer (except for (a) its own lack of good faith and (b) for obligations expressly assumed by Dealer Manager hereunder) for or in respect of the validity or value of or title to, the Offered Shares; the form of, or the statements contained in, or the validity of, the Registration Statement, the Prospectus or any amendment or supplement thereto, or any other instrument executed by the Company or by others; the form or validity of the Dealer Manager Agreement or this Agreement; the delivery of the Offered Shares; the performance by the Company or by others of any agreement on its or their part; the qualification of the Offered Shares for sale under the laws of any jurisdiction; or any matter in connection with any of the foregoing; provided, however, that nothing in this paragraph shall be deemed to relieve the Company or the Dealer Manager from any liability imposed by the Securities Act. No obligations or liability on the part of the Company or the Dealer Manager shall be implied or inferred herefrom.

8.           Indemnification.

(a)          Pursuant to Section 12 of the Dealer Manager Agreement, each of the Company and the Adviser has agreed to indemnify Selected Dealer and the Dealer Manager and each person, if any, who controls Selected Dealer or the Dealer Manager, in certain instances and against certain liabilities, including liabilities under the Securities Act in certain circumstances. Selected Dealer hereby agrees to indemnify each of the Company and the Adviser and each person who controls them as provided in Section 12 of the Dealer Manager Agreement and to indemnify the Dealer Manager to the extent and in the manner that Selected Dealer agrees to indemnify the Company and the Adviser in Section 12 of the Dealer Manager Agreement.

(b)          In furtherance of, and not in limitation of the foregoing, Selected Dealer will indemnify, defend and hold harmless the Dealer Manager, and the Company, and their respective officers, directors, employees, members, partners, affiliates, agents and representatives, and each person, if any, who controls such entity within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and each person who is named in or who has signed the Registration Statement (“Indemnified Parties”), from and against any losses, claims, damages or liabilities to which any of the Indemnified Parties, may become subject, under the Securities Act or the Exchange Act, or otherwise, insofar as such losses, claims and expenses (including the reasonable legal and other expenses incurred in investigating and defending any such claims or liabilities), damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) in whole or in part, any material inaccuracy in the representations or warranties contained in this Agreement or any material breach of a covenant contained herein by Selected Dealer, or (ii) any untrue statement or any alleged untrue statement of a material fact contained (A) in any Registration Statement or any post-effective amendment thereto or in the Prospectus or any amendment or supplement to the Prospectus, or (B) in any Approved Sales Literature, or (C) any blue sky application or other document executed by the Company or on its behalf specifically for the purpose of qualifying any or all of the Offered Shares for sale under the securities laws of any jurisdiction or based upon written information furnished by the Company under the securities laws thereof, or (iii) the omission or alleged omission to state a material fact required to be stated in the Registration Statement or any post-effective amendment thereof to make the statements therein not misleading or the omission or alleged omission to state a material fact required to be stated in the Prospectus or any amendment or supplement to the Prospectus to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that in each case described in clauses (ii) and (iii) to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company or the Dealer Manager by Selected Dealer specifically for use with reference to Selected Dealer in the preparation of the Registration Statement or any such post-effective amendments thereof or the Prospectus or any such amendment thereof or supplement thereto, (iv) any use of sales literature by Selected Dealer that is not Approved Sales Literature; (v) any unapproved use of Approved Sales Literature; (vi) any use of B/D Use Only Approved Sales Literature with members of the general investing public, (vii) any untrue statement made by Selected Dealer or Selected Dealer’s representatives or agents or omission by Selected Dealer or Selected Dealer’s representatives or agents to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Offered Shares in each case, other than statements or omissions made in conformity with the Registration Statement, Prospectus, Approved Sales Literature or any other materials or information furnished by or on behalf of the Company, or (viii) any failure by Selected Dealer to comply with applicable laws governing money laundering abatement and anti-terrorist financing efforts in connection with the Offering, including applicable FINRA Rules, Exchange Act Rules and Regulations and the PATRIOT Act.  Selected Dealer will reimburse the aforesaid parties for any reasonable legal or other expenses incurred in connection with investigation or defense of such loss, claim, damage, liability or action.  This indemnity agreement will be in addition to any liability that Selected Dealer may otherwise have.

(c)          Promptly after receipt by any Indemnified Party under this Section 8 of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 8, promptly notify the indemnifying party of the commencement thereof; provided, however, the failure to give such notice shall not relieve the indemnifying party of its obligations hereunder except to the extent it shall have been prejudiced by such failure.  In case any such action is brought against any Indemnified Party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel.  Such participation shall not relieve such indemnifying party of the obligation to reimburse the Indemnified Party for reasonable legal and other expenses incurred by such Indemnified Party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of, and unconditional release of all liabilities from, the claim in respect of which indemnity is sought.  Any such indemnifying party shall not be liable to any such Indemnified Party on account of any settlement of any claim or action effected without the consent of such indemnifying party, such consent not to be unreasonably withheld or delayed.

(d)          An indemnifying party under this Section 8 shall be obligated to reimburse an Indemnified Party for reasonable legal and other expenses as follows: the indemnifying party shall pay all legal fees and expenses reasonably incurred by the Indemnified Party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one Indemnified Party.  If such claims or actions are alleged or brought against more than one Indemnified Party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm (in addition to local counsel) that has been participating by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an Indemnified Party against the action or claim.  Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

9.           The Company as Party to this Agreement.

The Company shall be a third party beneficiary of Selected Dealer’s representations, warranties, covenants and agreements contained in Sections 3, 4, 8 and 10.  The Company shall have all enforcement rights in law and in equity with respect to those portions of this Agreement as to which it is third party beneficiary.

10.         Privacy Laws; Compliance.

(a)          Selected Dealer agrees to: (i) abide by and comply with (A) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”); (B) the privacy standards and requirements of any other applicable federal or State law; and (C) Selected Dealer’s own internal privacy policies and procedures, each as may be amended from time to time; (ii) refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers, except as necessary to service the customers or as otherwise necessary or required by applicable law; and (iii) determine which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving an aggregated list of such customers (the “List”) as provided by each to identify customers that have exercised their opt-out rights.  If either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights.  Each party understands that it is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

11.         Termination.

(a)          This Agreement, except for the provisions of Sections 7, 8, 9 and 10 and this Section 11, may be terminated at any time by either party hereto by two days’ prior written notice to the other party and, in all events, this Agreement shall terminate on the termination date of the Dealer Manager Agreement, except for the provisions of Sections 7, 8, 9 and 10 and this Section 11; provided, however, that any rights to receive Sales Commissions with respect to sales of Offered Shares made prior to such termination and any rights to indemnification hereunder, and all representations, covenants and agreements contained in this Agreement which, by their terms, expire or will need to be performed after the termination date of this Agreement (including, but not limited to, the suitability record retention and disclosure covenants contained in Section 3 above), shall survive such termination.

(b)          This Agreement shall automatically terminate with no further action by either party if Selected Dealer ceases to be a member in good standing of FINRA or with the securities commission of the State in which Selected Dealer’s principal office is located. Selected Dealer agrees to notify the Dealer Manager immediately if Selected Dealer ceases to be a member in good standing of FINRA or with the securities commission of any State in which Selected Dealer is currently registered or licensed.

12.         Miscellaneous.

(a)          Selected Dealer hereby authorizes and ratifies the execution and delivery of the Dealer Manager Agreement by the Dealer Manager as Dealer Manager for itself and on behalf of all Selected Dealers (including the Selected Dealer that is party hereto) and authorizes the Dealer Manager to agree to any variation of its terms or provisions and to execute and deliver any amendment, modification or supplement thereto. Selected Dealer hereby agrees to be bound by all provisions of the Dealer Manager Agreement relating to Selected Dealers. Selected Dealer also authorizes the Dealer Manager to exercise, in the Dealer Manager’s discretion, all the authority or discretion now or hereafter vested in the Dealer Manager by the provisions of the Dealer Manager Agreement and to take all such actions as the Dealer Manager may believe desirable in order to carry out the provisions of the Dealer Manager Agreement and of this Agreement.

(b)          Nothing contained in this Agreement shall be deemed or construed to make Selected Dealer an employee, agent, representative or partner of the Dealer Manager or the Company, and Selected Dealer is not authorized to act for the Dealer Manager or the Company.

(c)          Any communications from Selected Dealer should be in writing addressed to the Dealer Manager at:

CION Securities, LLC

d/b/a ICON Investments

3 Park Avenue, 36th Floor

New York, New York 10016

Facsimile No.: 212-418-4739

Attention: Chief Executive Officer

With a copy to:

Arent Fox LLP

1717 K Street, NW

Washington, D.C. 20006

Facsimile No.: 202-857-6395

Attention: Deborah S. Froling, Esq.

Any notice from the Dealer Manager to Selected Dealer shall be deemed to have been duly given if mailed, communicated by electronic delivery or facsimile or delivered by overnight courier to Selected Dealer at Selected Dealer’s address shown below.

(d)          Nothing herein contained shall constitute the Dealer Manger, Selected Dealer, the other Selected Dealers or any of them as an association, partnership, limited liability company, unincorporated business or other separate entity.

(e)          If this Agreement is executed before the initial Effective Date, then the Dealer Manager will notify Selected Dealer in writing when the initial Effective Date has occurred.  Selected Dealer agrees that Selected Dealer will not make any offers to sell the Offered Shares or solicit purchasers for the Offered Shares until Selected Dealer has received such written notice of the initial Effective Date from the Dealer Manager or the Company. This Agreement shall be effective for all sales by Selected Dealer on and after the initial Effective Date.

(f)          The Company may authorize the Company’s transfer agent to provide information to the Dealer Manager and Selected Dealer regarding record holder information about the clients of Selected Dealer who have invested with the Company on an on-going basis for so long as Selected Dealer has a relationship with such client.  Selected Dealer shall not disclose any password for a restricted website or portion of a website provided to Selected Dealer in connection with the Offering and shall not disclose to any person, other than an officer, director, employee or agent of Selected Dealer, any material downloaded from such restricted website or portion of a restricted website.

(g)          Selected Dealer shall have no right to assign this Agreement or any of its rights hereunder or to delegate any of its obligations without the prior written consent of the Dealer Manager.  Any purported assignment or delegation by Selected Dealer shall be null and void.  The Dealer Manager shall have the right to assign any or all of its rights and obligations under this Agreement by written notice, and Selected Dealer shall be deemed to have consented to such assignment by execution hereof.  Dealer Manager shall provide written notice of any such assignment to Selected Dealer.

(h)          This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

(i)          The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(j)          The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

(k)          This Agreement shall inure to the benefit of, and shall be binding upon, the Dealer Manager, the Company, the Selected Dealer and their respective successors, legal representatives and assigns, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of, or by virtue of, this Agreement or any provision herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person.

(l)          This Agreement is being delivered in the State of New York and shall be construed and enforced in accordance with and governed by the laws of such State without reference to its choice of law provisions.

[Signatures on following page]

Please acknowledge acceptance of the terms hereof by signing the two enclosed copies of this Agreement and returning the same to Dealer Manager, whereupon this Agreement and Selected Dealer’s acceptance hereof shall constitute a binding agreement between Dealer Manager and Selected Dealer as of the date first above written. Dealer Manager will then supply to Selected Dealer for its files one of such copies signed by the Dealer Manager and the Company.

Dealer Manager:

CION Securities, LLC

By:

Name:

Title:

Acceptance by the Selected Dealer

The above Agreement is hereby accepted, approved and confirmed as of the date first above written. Selected Dealer certifies that it has received a copy of the Prospectus and that it is, and during the Offering Period will continue to be, a member in good standing of the Financial Industry Regulatory Authority, Inc. and registered as a securities broker-dealer in those jurisdictions wherein Selected Dealer or any member of, or person associated with, Selected Dealer will offer or sell Offered Shares.

Selected Dealer:

(Corporate or Firm Name)

(Date)

(Taxpayer Identification Number)

(Address)

(City, State, and ZIP Code)

(Signature of Authorized Officer or Partner)

(Printed Name and Title of Person Signing)

(Telephone Number)

Acceptance by the Company

CION Investment Corporation hereby accepts the above Agreement as of the date first above written.

Company:

CION Investment Corporation
(a Maryland corporation)

By:

Name:

Title:

Exhibit A

Jurisdictions in which Selected Dealer Certifies that it is Qualified

(Please check all appropriate jurisdictions and execute below)

( ) Alabama	( ) Louisiana
( ) Alaska	( ) Maine	( ) Oklahoma
( ) Arizona	( ) Maryland	( ) Oregon
( ) Arkansas	( ) Massachusetts	( ) Pennsylvania
( ) California	( ) Michigan	( ) Puerto Rico
( ) Colorado	( ) Minnesota	( ) Rhode Island
( ) Connecticut	( ) Mississippi	( ) South Carolina
( ) Delaware	( ) Missouri	( ) South Dakota
( ) District of Columbia	( ) Montana	( ) Tennessee
( ) Florida	( ) Nebraska	( ) Texas
( ) Georgia	( ) Nevada	( ) Utah
( ) Hawaii	( ) New Hampshire	( ) Vermont
( ) Idaho	( ) New Jersey	( ) Virginia
( ) Illinois	( ) New Mexico	( ) Washington
( ) Indiana	( ) New York	( ) West Virginia
( ) Iowa	( ) North Carolina	( ) Wisconsin
( ) Kansas	( ) North Dakota	( ) Wyoming
( ) Kentucky	( ) Ohio

( ) Other:

Selected Dealer:

(Corporate or Firm Name)

By:

Name:

Title:

Date:

Exhibit B

Anti-Money Laundering Compliance Certification

from Selected Broker/Dealer to CION Securities, LLC

____________________ (“Broker-Dealer”) authorizes CION Securities, LLC (“CION Securities”) to rely on Broker-Dealer’s performance of Broker-Dealer’s procedures regarding its Customer Identification Program (“CIP”) established in compliance with and pursuant to Section 326 of the PATRIOT ACT. Broker-Dealer hereby represents and warrants that (a) such reliance is reasonable under the circumstances, (b) Broker-Dealer is subject to a rule implementing the anti-money laundering (“AML”) compliance program requirements of 31 U.S.C. §5318(h) and is regulated by a Federal functional regulator, and (c) Broker-Dealer will perform (or its agent will perform) the CIP requirements in accordance therewith. Broker-Dealer shall not less frequently than annually and, more frequently if requested by CION Securities, provide CION Securities with a certification that Broker-Dealer has implemented its AML program and has in all respects complied with all applicable AML laws and regulations.

CERTIFICATION

In accordance with the annual certification requirement identified above, this will certify that Broker-Dealer has fully established and implemented a Customer Identification Program pursuant to Section 326 of the PATRIOT ACT and has verified the identity of each customer who has established an account with Broker-Dealer, and Broker-Dealer has adopted (a) applicable recordkeeping procedures and (b) procedures for providing customers with notice that Broker-Dealer will request identifying information, in connection with its CIP.

Date

Name of Broker/Dealer

Signature of Designated AML Compliance Officer

Printed Name

Title

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